                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material under Rule 14a-12

                             CNA Surety Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 [COMPANY NAME]
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

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

                             CNA SURETY CORPORATION
                                   CNA CENTER
                                 333 S. WABASH
                            CHICAGO, ILLINOIS 60685
                                 (312) 822-5000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               ON APRIL 26, 2005

To: The Shareholders of CNA Surety Corporation

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CNA Surety Corporation (the "Company") will be held at the Company's business offices located at CNA Center, 41-South, 333 S. Wabash, Chicago, IL 60685, on Tuesday, April 26, 2005 , at 9:00 A.M. CDT, for the following purposes:

     1. To elect seven directors to serve one-year terms, commencing immediately upon their election, or to serve until their respective successors are duly elected and qualified;

     2. To ratify the Audit Committee's appointment of the Company's independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2005; and

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 1, 2005, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. You are cordially invited to attend the meeting. In the event you will be unable to attend, you are respectfully requested to fill in, date, sign and return the enclosed proxy card at your earliest convenience in the enclosed return envelope.

                                          By Order of the Board of Directors

                                          ENID TANENHAUS
                                          Senior Vice President, General Counsel
                                          and Secretary

March 16, 2005
Chicago, Illinois

                                   IMPORTANT:

     PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE POSTPAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                             CNA SURETY CORPORATION
                                   CNA CENTER
                                 333 S. WABASH
                            CHICAGO, ILLINOIS 60685
                                 (312) 822-5000

                                PROXY STATEMENT

                                  INTRODUCTION

     This Proxy Statement is being mailed or otherwise furnished to shareholders of CNA Surety Corporation, a Delaware Corporation (the "Company"), on or about March 16, 2005 , in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies to be voted at the Annual Meeting of Shareholders ("the Annual Meeting") of the Company to be held at the Company's business offices located at CNA Center, 41-South, 333 S. Wabash, Chicago, Illinois 60685, at 9:00 A.M. CDT, on Tuesday, April 26, 2005 , and at any adjournment thereof. Shareholders who, after reading this Proxy Statement, have any questions should contact Enid Tanenhaus, Secretary of the Company, in Chicago at (312) 822-3895.

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     At the Annual Meeting, shareholders of the Company will consider and vote upon:

     (i) To elect seven directors to serve one-year terms, commencing immediately upon their election, or to serve until their respective successors are duly elected and qualified;

     (ii) The ratification of the Board's appointment of the Company's independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2005; and

     (iii) The transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The date of this Proxy Statement is March 16, 2005.

                               PROXY SOLICITATION

     The enclosed proxy is solicited by the Board. The cost of this proxy solicitation is anticipated to be nominal and will be borne by the Company, including charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of the Company's Common Stock. The solicitation generally will be effected by mail and such cost will include the cost of preparing and mailing the proxy materials. In addition to the use of the mails, proxies also may be solicited by personal interview, telephone, telegraph, telecopy, or other similar means. Although solicitation will be made primarily through the use of the mail, officers, directors, or employees of the Company may solicit proxies personally or by the above described means without additional remuneration for such activity. The Company will arrange for brokerage houses, nominees and other custodians holding common stock of the Company of record to forward proxy-soliciting material to the beneficial owners of such shares, and will reimburse such record owners for the reasonable out-of-pocket expenses incurred by them.

                              2004 ANNUAL REPORTS

     Shareholders are concurrently being furnished with a copy of the Company's 2004 Annual Report to Shareholders, which contains its audited financial statements for the year ended December 31, 2004. Additional copies of the Company's Annual Report and Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission (the "SEC"), may be obtained through links on the Company's web site, cnasurety.com or by contacting Ruth Jantz, representative of the Company, at CNA Center, Chicago, Illinois 60685,
(312) 822-5326, and such copies will be furnished promptly at no expense.

                         VOTING SECURITIES AND PROXIES

     Only shareholders of record at the close of business on March 1, 2005 (the "Record Date"), have the right to receive notice of and to vote at the Annual Meeting and any adjournment thereof. As of the Record Date, 43,114,170 shares of the Company's Common Stock, $.01 par value, per share, were issued and outstanding. Each share outstanding on the Record Date for the Annual Meeting entitles the holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. The shareholders of a majority of the Company's issued and outstanding Common Stock, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. If, however, a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, shall only have the power to adjourn the Annual Meeting until such time as a quorum is present or represented. At such time as a quorum is present or represented by proxy, the Annual Meeting will reconvene without notice to shareholders, other than an announcement at the prior adjournment of the Annual Meeting, unless the adjournment is for more than thirty (30) days or a new record date has been set.

     If a proxy in the form enclosed is duly executed and returned, the shares of the Company's Common Stock represented thereby will be voted in accordance with the specifications made thereon by the shareholder. If no such specifications are made, such proxy will be voted (i) for election of the Management Nominees (as hereinafter defined) for directors; (ii) for ratification of Deloitte & Touche LLP as the Company's Independent registered public accounting firm for fiscal year 2005; and (iii) at the discretion of Proxy Agents (as hereinafter defined) with respect to such other business as may properly come before the Annual Meeting or any adjournment thereof. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, as to the materials specifically proposed herein, broker non-votes are not counted for purposes of determining whether a proposal has been approved. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors. A proxy is revocable at any time prior to its exercise by either a subsequently dated, properly executed proxy appointment which is received by the Company prior to the time votes are counted at the Annual Meeting, or by a shareholder giving notice of revocation to the Company in writing prior to the Annual Meeting or during the Annual Meeting prior to the time votes are counted. The mere presence at the Annual Meeting of a shareholder who appointed a proxy does not itself revoke the appointment.

                       ELECTION OF DIRECTORS (PROPOSAL I)

                       VOTING AND THE MANAGEMENT NOMINEES

     At the Annual Meeting seven directors will be elected to serve one-year terms commencing immediately upon their election, or to serve until their respective successors are duly elected and qualified. In accordance with the Company's by-laws, the Board has the authority to decrease the size of the Board. Ken Miller resigned from Board effective August 10, 2004 and Thomas Pontarelli resigned from Board effective November 9, 2004.

                                Philip H. Britt
                               Lori S. Komstadius
                                 James R. Lewis
                                 Roy E. Posner
                                Robert Tinstman
                               Adrian M. Tocklin
                                 John F. Welch

     Mr. Britt, Ms. Komstadius, Mr. Lewis, Mr. Posner, Mr. Tinstman, Ms. Tocklin and Mr. Welch are currently serving as directors of the Company. For information regarding the Management Nominees, see "Directors and Executive Officers of the Registrant."

     At the Annual Meeting, if a quorum is present, the vote of holders of a majority of the Company's Common Stock having the power to vote present in person or represented by proxy shall elect the directors. It is the present intention of John Corcoran and Enid Tanenhaus, who will serve as the Company's proxy agents at the Annual Meeting (the "Proxy Agents"), to vote the proxies which have been duly executed, dated and delivered and which have not been revoked in accordance with the instructions set forth thereon or if no instruction had been given or indicated, for the election of the Management Nominees as directors. The Board does not believe that any of the Management Nominees will be unwilling or unable to serve as a director. However, if prior to the election of directors any of the Management Nominees becomes unavailable or unable to serve, the Board reserves the right to name a substitute nominee or nominees and the Proxy Agents expect to vote the proxies for the election of such substituted nominee or nominees.

     THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE MANAGEMENT NOMINEES. IF A CHOICE IS SPECIFIED ON THE PROXY BY A SHAREHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED "FOR" THE MANAGEMENT NOMINEES.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following sets forth the name, age, position and offices with the Company, present principal occupation or employment and material occupations and employment for the past five years of each person who is presently a director, a nominee for director, or an executive officer of the Company.

     PHILIP H. BRITT, age 58; Director of the Company since March 3, 1998. Retired. Senior Vice President, Insurance Industry Division of Bank One, NA (formerly First Chicago NBD) from April 1988 through February 2002; various other positions with First Chicago NBD and its predecessor from 1982 through April 1988.

     JOHN CORCORAN, age 41; Senior Vice President and Chief Financial Officer of the Company since January 1, 2004; Group Vice President & Senior Financial Officer and Chief Information Officer CNA Insurance companies Specialty Lines from January, 2002; from October, 1998 to July, 2002 Group Vice President and Senior Financial Officer, Specialty Lines CNA insurance companies. (Affiliates of CNA Financial Corp. "CNAF" owns 63.8% of the company's stock.)

     MICHAEL A. DOUGHERTY, age 46; Senior Vice President Field Management and Marketing since September 2001, Senior Vice President and Chief Marketing Officer of the Company since November 1997. Senior Vice President Aon Risk Services of Illinois from April 1992 until November 1997. Midwest Regional Bond Manager, AIG from August 1988 to April 1992. Various management positions within the bond division of the St. Paul Companies from June 1980 to August 1988.

     DOUGLAS W. HINKLE, age 52; Chief Underwriting Officer of the Company since March 2004,. Western Division Director, St. Paul Surety from January, 2003 until March, 2004; AVP Western Territory Practice Leader, from December 2001 until 2004, St. Paul American from 2000 until 2001; VP Western Territorial Executive, Fireman's Fund; from 1999 until December 2001; AVP Surety reinsurance Executive, Fireman's Fund; from 1996 until 1999; Surety Manager & Acting Officer Manager, Fireman's Fund, from 1986 until 1996 Surety Manager, Fireman's Fund.

     LORI S. KOMSTADIUS, age 46; Executive Vice President Human Resources, CNA Insurance Companies, before joining CNA Insurance Companies in 2001, Assistant Vice President St. Paul Companies; various leadership positions in the underwriting, claims, administrative service and corporate quality organizations. Prior to that held associated positions at A.T. Kearney, Inc and Heidrick & Struggles, Inc. Lori is on the boards of The Children's Hospital and United Service Organizations.

     JAMES R. LEWIS, age 56; Director and Chairman of the Board of the Company since May 2003; President and Chief Executive Officer, Property and Casualty Operations of the CNA Insurance companies since August 2002; Executive Officer of CNA Financial Corporation ("CNAF") since 2002; from August 2001 to August 2002, Executive Vice President, U.S. Insurance Operations, Property and Casualty Operations of the

CNA Insurance companies; from November 1992 to August 2001, Senior Vice President of USF&G Corporation.

     ROY E. POSNER, age 71; Retired. Director of the Company since September 30, 1997. Chief Financial Officer and Senior Vice President of Loews Corporation, the parent corporation of CNAF, from 1973 until February 1997.

     THOMAS A. POTTLE, age 45; Senior Vice President of the Company since March 1999; Vice President of the Company from September 30, 1997 until March 1999; Secretary of the Company from September 30, 1997 to May 1998; and Assistant Secretary since May 1998; Assistant Vice President and Surety Controller of CNA Insurance companies from 1996 until September 30, 1997; Surety Controller of CNA Insurance companies from September 1994 until 1996; and various positions with CCC from 1986 until September 1994.

     ENID TANENHAUS, age 47; Senior Vice President, General Counsel and Secretary of the Company since January 2, 2001; Senior Vice President, Secretary and General Counsel, Coregis Group, Inc. until December 2000; Vice President, Secretary and General Counsel CNA UniSource of America from December 1997 until June 1999; and various legal positions with CNA Insurance companies from 1988 until December 1997.

     ROBERT A. TINSTMAN -- Age 58; Director of the Company since August 2004; Executive Chairman of Angelo Iafrate Construction Company since May, 2002. Prior to that he was President & CEO of Morrison Knudsen Corporation ("MK") since March 1995 to February 1999. Mr. Tinstman currently serves on Idacorp/Idaho Power Board of Directors and is Chairman of the Investment and Compensation Committee since 1999; he also has served on Idacorp Technologies Board of Directors since January 2000; and serves on Home Federal Savings Board of Directors serving as Chairman of the Audit Committee since December 1999.

     ADRIAN M. TOCKLIN, age 53; Retired; Director since September 30, 1997 and Chairman of the Board from September 30, 1997, until March 3, 1998. President and Chief Executive Officer of Tocklin & Associates from January 1999 to December 2003. President, CNA Diversified Operations unit of the CNA Insurance Companies from May 1995 until April 1998. President and Chief Operating Officer of Continental Insurance Company and its property and casualty affiliates ("CIC") and all of its insurance subsidiaries from June 1994 until May 1995; Executive Vice President of Continental Insurance Company from September 1992 until June 1994; various other positions with CIC since December 1974. Ms Tocklin is also a Director of Thrivent Financial for Lutherans, which is the largest Fraternal organization in the U.S. She serves on the Audit Committee as well as Finance and Investment Committee. She is a Director and Treasurer of Lutheran Services Florida, where she serves on the Audit Committee.

     JOHN F. WELCH, age 50; Director of the Company since August 2003; President & Chief Executive Officer of the Company since August 2003; Chief Underwriting Officer, St. Paul Surety from May, 2002 until June 2003; from August 2000 until May 2002, President Afianzadora Insurgentes SA CV Mexico City; from March, 1997 until August 2000, Chief Operating Officer, Afianzadora Insurgentes SA CV, Mexico City; from August, 1989 to March, 1997, Vice President Underwriting, USF&G Corporation; from August 1979 until November 1989 held various surety management positions, Continental Insurance.

BOARD AND COMMITTEE MEETINGS

     In excess of 50% of the Company's shares are held by CNAF and its subsidiaries. Pursuant to the listing standards of the New York Stock Exchange ("Exchange") the Company is a "Controlled Company" and consequently is exempt from the Exchange's requirements relating to maintenance of a majority of independent directors and independent nominating/corporate governance and compensation committees. The Board of Directors will consider shareholder director nominees under the same criteria utilized by the Board of Directors to evaluate nominees proposed by management or members of the Board of Directors. These criteria include a potential nominee's character, judgment, business experience and areas of expertise, among other relevant considerations, such as the requirements of stock exchange rules and applicable laws and regulations.

  DIRECTOR INDEPENDENCE

     However, the Board of Directors annually reviews its independence and performance. For 2004, the Board and the Audit Committee completed anonymous self evaluation forms. The Board of Directors and Audit Committee discussed these evaluations at February 24, 2005 and March 8, 2005 telephonic meetings. Both the self evaluations of the Audit Committee and the Board of Directors indicated that the Board and the Audit Committee believe that they are functioning well and receive adequate access to and information from management. At the March 8, 2005 meeting, the Board of Directors determined that a majority of the Board as currently constituted and the current nominees listed above qualify as independent directors pursuant to the applicable rules of the Exchange and the Securities and Exchange Commission ("SEC"). The independent directors are Philip Britt, Roy Posner, Robert Tinstman and Adrian Tocklin. In determining independence, the Board affirmatively determined whether or not each director or nominee has any material relationship with the Company. In assessing materiality, the Board considered all relevant facts and circumstances, not merely from the standpoint of the director or nominee, but from that of any person or organization with which the director or nominee, but from that of any person or organization with which the director or nominee has an affiliation. The Board considers the frequency and regularity of any services provided by or to, or other transactions between, the Company and the director or nominee or affiliated organization, whether they are being carried out at arm's length in the ordinary course of business and whether they are being provided or conducted substantially on the same terms as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial banking, industrial, legal, accounting, charitable and familial relationships. Independence means (i) not being a present or former employee of the Company; (ii) not personally receiving or having an immediate family member who receives more than $100,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation; (iii) not being an employee, or having an immediate family member employed as an executive officer of another company where any current executive officer of the Company serves on that company's compensation committee; (iv) not being employed by or affiliated with or having an immediate family member employed by or affiliated with a present or former internal or external auditor of the Company within the three previous years; or (v) not being a director who is an executive officer or employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from the Company for property or services in an amount which does not exceed the greater of $1 million or 2% of the other company's consolidated gross revenues.

  CORPORATE GOVERNANCE AND ETHICS

     The Board has adopted Corporate Governance Guidelines and a Code of Business Ethics both of which are attached as Appendices to this proxy statement, and are available on the Company's website at cnasurety.com, and will be provided to any shareholder upon request by contacting Ruth Jantz, representative of the Company, at CNA Center ,Chicago, Illinois, (312) 822-5326. Such copies will be furnished promptly at no charge. The Corporate Governance Guidelines provide that shareholders and other interested parties may communicate with the non-management members of the Board by sending such communications in care of the Company's General Counsel, CNA Center -- 41 South, Chicago, Illinois 60685. It is the Company's policy to forward all such communications to the Board.

  COMMITTEES AND MEETINGS

     The Board intends to meet without management in Executive Session at its regularly scheduled meetings. The members have decided that a presiding director is not necessary and that the independent directors will rotate the task of presiding over executive sessions.

     The Board has an Executive Committee, an Audit Committee, a Compensation Committee and Investment Committee. The Audit Committee and the Compensation Committee consist solely of independent directors. The Company does not have a nominating/corporate governance committee. The Board relies on the Exchange exemption for controlled companies in not having a nominating/corporate governance committee, but the Board's current policy is that all directors participate in the consideration of director nominees.

     The Executive Committee currently consists of Messrs. Lewis, Posner and Welch. The Executive Committee did not meet during 2004. The Executive Committee possesses and may exercise the full and complete authority of the Board in the management and business affairs of the Company during the intervals between the meetings of the Board. Any action by the Executive Committee is reported to the Board at its next meeting and such action is subject to revision and alteration by the Board, provided that no rights of third persons can be prejudicially affected by the subsequent action of the Board. Vacancies on the Executive Committee are filled by the Board. However, during the temporary absence of a member of the Executive Committee, due to illness or inability to attend a meeting or for other cause, the remaining member(s) of the Executive Committee may appoint a member of the Board to act in the place and with all the authority of such absent member. The current members of the Executive Committee will continue in office until the Committee is dissolved, terminated or reorganized, or if such members are replaced.

     The Company's Audit Committee currently consists of Messrs. Tocklin, Brit, Tinstman and Posner (Chair). During 2004, the Audit Committee held thirteen meetings. The Board determined at its February 15, 2005 meeting that all Audit Committee members are financially literate. In addition, the Board determined that pursuant to the standards set forth in statutes and regulations, Roy Posner, qualifies as an audit committee financial expert and is "independent" as that term is used in Exchange Act Section 10A(m)(3). The Board adopted an Audit Committee Charter in March 2000 and amended and restated the Audit Committee Charter on February 11, 2003, which governs the Audit Committee. As described in the Audit Committee Charter, the Audit Committee is authorized and (a) has the power to review the financial reports and other financial information provided by the Corporation to governmental entities and the public, including the certifications made by the principal executive officer and principal financial officer with respect to the Company's reports filed with the Securities and Exchange Commission; the Corporation's systems of internal controls regarding finance, accounting, internal audit, legal compliance and ethics that the Corporation's management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally including the review of critical accounting policies and financial statement presentation, (b) has the sole authority to retain, compensate and evaluate the Company's independent public auditors, and the scope of and fees for their audits, and (c) any and all related party agreements and arrangements between the Corporation and its affiliates and any disputes that may arise hereunder. However, the Company's management is responsible for its financial statements and reporting process, including its system of internal controls. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States. A copy of the Audit Committee Charter as amended and restated is available on the Company website at cnasurety.com and will be provided to any shareholder upon request by contacting Ruth Jantz, representative of the Company, at CNA Plaza, Chicago, Illinois, (312) 822-5326. Copies will be furnished promptly at no charge. The Company Compensation Committee currently consists of Messrs. Britt, Posner, Tinstman and Ms. Tocklin (Chair). During 2004, the Compensation Committee held four meetings. The Compensation Committee generally sets compensation policy, and reviews and administers all compensation matters for the five most highly compensated executive officers of the Company as well administering the Company's stock option plan.

     The Company also has an Investment Committee, which currently consists of Ms. Tocklin and Messrs. Posner and Britt (Chair). During 2004, the Investment Committee held four meetings. The Investment Committee establishes investment policies and oversees the management of the Company's investment portfolio.

     During 2004, four meetings of the Board of Directors were held.

     In fiscal year 2004, each of the directors attended in excess of 75% of the aggregate of the total meetings of the Board and the total number of meetings of committees on which he or she served. The Company encourages directors to attend its annual meeting. In 2004 board members, Philip Britt, Roy Posner, Ken Miller, Adrian Tocklin and John Welch attended the Company's annual meeting.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's outstanding Common Stock ("Reporting Persons"), file reports of ownership and changes in ownership of such securities with the SEC. Reporting Persons are required to deliver copies of all Section 16(a) forms to the Company simultaneously with filing with the SEC. Based solely upon review of the copies of the forms furnished to the Company, and written representations from certain Reporting Persons that no other reports were required. The Company believes that for 2004 all reports required by Section 16(a) of the Exchange Act have been timely filed.

                             EXECUTIVE COMPENSATION

     The following tables show information with respect to the annual compensation (including option grants) for services rendered to the Company (or its predecessors) for the year ended December 31, 2004 by the chief executive officer and those persons who were, at December 31, 2004, the four other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM INCENTIVE
                                                        OTHER ANNUAL   ------------------------      ALL OTHER
                                    SALARY     BONUS    COMPENSATION   OPTIONS                    COMPENSATION(1)
NAME AND PRINCIPAL POSITION  YEAR     ($)       ($)         ($)          (#)     LONG TERM CASH         ($)
---------------------------  ----   -------   -------   ------------   -------   --------------   ---------------
John F. Welch..............  2004   400,000   452,000      4,792       29,700        66,000           64,019
  President and Chief        2003   192,308   376,111      8,113       68,600                          3,039
  Executive
Michael A. Dougherty.......  2004   207,000   139,400         --        6,200        13,662           31,344
  Senior Vice President      2003   207,000   153,820         --        7,700                         33,248
  of the Company             2002   195,000    54,600      3,300        7,800         5,940           19,902
Enid Tanenhaus.............  2004   210,000   134,000      4,000        6,200        13,860           31,466
  Senior Vice President of   2003   210,000   150,400      2,200        5,900                         34,038
  the Company                2002   200,000    56,000      2,750        6,000                         22,305
Thomas A. Pottle...........  2004   205,000   132,000         --        6,100        13,530           25,492
  Senior Vice President of   2003   205,000   149,200         --        7,600                         29,862
  the Company                2002   190,000    53,200         --        7,600         7,480           18,257
Douglas W. Hinkle..........  2004   176,538   162,452      1,843       10,600        12,000           17,895
  Senior Vice President of
  the Company

                                                                                 DEFERRED        DEFERRED        DEFERRED
                                401(K) PLAN     401(K) PLAN     401(K) PLAN    COMPENSATION    COMPENSATION    COMPENSATION
                                 MATCHING          BASIC       DISCRETIONARY     MATCHING          BASIC       DISCRETIONARY
                               CONTRIBUTIONS   CONTRIBUTIONS   CONTRIBUTION    CONTRIBUTIONS   CONTRIBUTIONS   CONTRIBUTIONS
                               -------------   -------------   -------------   -------------   -------------   -------------
John F. Welch.........  2004       9,225          10,250           4,100           8,775          22,250           8,900
                        2003       2,769              --              --              --              --              --
Michael A.
 Dougherty............  2004       3,104          10,250           4,100           6,211           5,291           2,116
                        2003       9,000              --           6,000          12,939              --           5,026
                        2002       9,000              --           3,000           6,808              --             920
Enid Tanenhaus........  2004       2,925          10,250           4,100           6,525           5,270           2,108
                        2003       9,000              --           6,000          13,770              --           4,980
                        2002       9,000              --           3,000           9,225              --             900
Thomas A. Pottle......  2004       7,313           6,150           4,100           1,913           3,764           1,984
                        2003       9,000              --           6,000           9,706              --           4,970
                        2002       9,000              --           3,000           5,270              --             819
Douglas W. Hinkle.....  2004       6,620           7,788           3,115              --              --              --


                        LIFE INSURANCE
                        --------------
John F. Welch.........       519         64,019
                             270          3,039
Michael A.
 Dougherty............       272         31,344
                             283         33,248
                             174         19,902
Enid Tanenhaus........       288         31,466
                             288         34,038
                             180         22,305
Thomas A. Pottle......       268         25,492
                             186         29,862
                             168         18,257
Douglas W. Hinkle.....       372         17,895

                       OPTION GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS                                    POTENTIAL REALIZABLE
                              ---------------------------                                 VALUE AT ASSUMED
                               NUMBER OF     % OF TOTAL                                 ANNUAL RATES OF STOCK
                              SECURITIES     GRANTED TO                                PRICE APPRECIATION FOR
                              UNDERLYING      EMPLOYEES     EXERCISE OR                      OPTION TERM
                                OPTIONS     DURING FISCAL   BASE PRICE    EXPIRATION   -----------------------
NAME                          GRANTED (#)       YEAR          ($/SH)         DATE        5% ($)      10% ($)
----                          -----------   -------------   -----------   ----------   ----------   ----------
John F. Welch...............    29,700           8.3%          12.06       11/9/14      225,126      571,725
Michael A. Dougherty........     6,200           1.7%          12.06       11/9/14       46,996      119,350
Enid Tanenhaus..............     6,200           1.7%          12.06       11/9/14       46,996      119,350
Thomas A. Pottle............     6,100           1.7%          12.06       11/9/14       46,238      117,425
Douglas W. Hinkle...........     5,600           1.6%          12.06       11/9/14       42,448      107,800
Douglas W. Hinkle...........     5,000           1.4%          10.58       8/11/14       33,250       84,250
John F. Corcoran............     6,700           1.9%          12.06       11/9/14       50,786      128,975

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

                                                                                         VALUE OF UNEXERCISED
                          SHARES ACQUIRED                    NUMBER OR UNEXERCISED      IN-THE-MONEY OPTIONS AT
                            ON EXERCISE        VALUE         OPTIONS AT FY-END (#)            FY-END ($)
NAME                            (#)         REALIZED ($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                      ---------------   ------------   -------------------------   -------------------------
John F. Welch...........         0               0               17,150/81,150              62,025/224,387
Michael A. Dougherty....         0               0               61,729/18,721               74,874/38,550
Enid Tanenhaus..........         0               0               13,475/16,625               17,797/37,388
Thomas A. Pottle........         0               0               63,750/18,550               82,562/45,770
Douglas W. Hinkle.......         0               0                    0/10,600                    0/21,074
John. F. Corcoran.......         0               0                3,025/15,775               11,888/44,308

                            LONG TERM INCENTIVE PLAN

     The following table includes information regarding future estimated long-term incentive cash awards to the Named Executive Officers:

                                                                      ESTIMATED FUTURE PAYOUTS(A)
                                                                    -------------------------------
NAME                                           PERFORMANCE PERIOD   THRESHOLD    TARGET    MAXIMUM
----                                           ------------------   ---------   --------   --------
John F. Welch................................     2004 - 2006        $50,000    $200,000   $400,000
Michael A. Dougherty.........................     2004 - 2006        $10,350    $ 41,400   $ 82,800
Enid Tanenhaus...............................     2004 - 2006        $10,500    $ 42,000   $ 84,000
Thomas A. Pottle.............................     2004 - 2006        $10,250    $ 41,000   $ 82,000
Douglas W. Hinkle............................     2004 - 2006        $11,250    $ 45,000   $ 90,000

---------------

(a) The long-term incentive cash awards are made under the Long-Term Incentive Plan which is administered by the Compensation Committee. The long-term incentive cash awards are generally granted annually and are earned based on return on equity targets for three-year performance periods and will become payable only to the extent that performance goals are achieved. Payments, if any, would occur the first quarter of the year following the end of the performance cycle and can vary 0% to 200% of target based on the attainment of performance goals.

                           COMPENSATION OF DIRECTORS

     Directors, except for employees of the Company or its affiliates, for 2004 were compensated at the annual rate of $30,000, paid in quarterly installments, and except for Audit Committee meetings, received $1,500 for each meeting of the Board and committee meeting which they attended. Audit Committee members receive

$2,500 for each meeting attended. In addition, Mr. Posner is paid an additional retainer of $7,500 for his service as 2004 chairperson of the Audit and Compensation Committee for his 2004 service in view of the workload of the Audit Committee chairperson. On November 9, 2004 the Company's Board of Directors voted to eliminate the CNA Surety Corporation Non-Employee Directors Deferred Compensation Plan (the "Directors Stock Plan") as of December 31, 2004.

                              EMPLOYMENT CONTRACTS

     The Company entered into employment agreements with Mr. Mark C. Vonnahme, its former Chief Executive Officer and with two other former executive officers. The agreement with Mr. Vonnahme was to run from January 1, 2002 through December 31, 2003, with automatic one-year renewals unless the Company or Mr. Vonnahme provided the other party with thirty (30) day written notice of intent not to renew. The agreement provided for a minimum annual base salary of $400,000. Mr. Vonnahme was also entitled to an annual incentive bonus (up to 150% of his base salary) contingent on achievement of performance criteria approved by the Compensation Committee, and participation in long-term incentive compensation programs for key executives adopted by the Compensation Committee of the Board equivalent to 100% of his base salary. In addition, Mr. Vonnahme was eligible to participate in the Company's stock option plan and to participate in Company benefit programs. The agreement provided for a severance benefit if his employment was terminated without cause by the Company, by Mr. Vonnahme for good reason, for non-renewal of the agreement at the end of the initial two year term, or within one year after of a change in control of the Company contingent upon Mr. Vonnahme's continuing compliance with the non-competition, non-solicitation and confidentiality provisions of the agreement. Mr. Vonnahme informed the Board of his intention to retire from the Company on or before December 31, 2003. The Board and Mr. Vonnahme agreed that based on the terms of the contract, he would be paid the severance benefit if he continued his duties as CEO until the Board retained a successor and for a transition period after the successor was retained. The Board chose John F. Welch as the Company's new CEO. Mr. Welch began his employment as a senior officer of the Company on June 30, 2003 and became CEO after the August 31, 2003 effective date of Mr. Vonnahme's retirement. Consequently, Mr. Vonnahme is entitled to the severance benefit set forth in the employment contract. The severance benefit consists of payment of two years of Mr. Vonnahme's annual base salary ($400,000), continuation in all of the Company's health benefit plans for up to two years, receipt of amounts in which he is vested or otherwise entitled to receive pursuant to any plan maintained by the Company, plus payment of certain bonuses and long term compensation awards held by him at the date of termination. As part of the agreement, Mr. Vonnahme agreed to certain confidentiality, non-competition, and non-solicitation provisions.

     The Company also entered into two-year employment agreements with Messrs. John S. Heneghan, and David F. Paul as executive officers, commencing January 1, 2001, and ending December 31, 2003. The agreements were to renew automatically for one additional one-year term unless the Company or the Executive provides the other thirty days written notice that the agreements would not be renewed. Both Mr. Heneghan and Mr. Paul provided the Company notice of their intents not to renew their contract prior to December 1, 2003. The employment agreements provided for an annual base salary of $200,000 for Mr. Heneghan, and $195,000 for Mr. Paul which amounts were subject to either the Compensation Committee's or the Board of Directors' annual review, and provided for additional compensation in the form of an annual incentive bonus contingent on achievement of performance criteria approved by the Compensation Committee, a long-term incentive compensation program which includes participation in the Company's stock option plan, and participation in Company benefit programs. The agreements also provided for a severance benefit if the officer's employment was terminated without cause by the Company, with cause by the officer for good reason, for non-renewal of the agreement at the end of the initial two-year term, or within one year after a Change in Control. In as much as Mr. Heneghan and Mr. Paul provided the Company with the requisite notice of their intents not to renew their contracts, they are entitled to the severance benefit. The severance benefit consists of payment of two years of the officer's then base salary, continuation in all of the Company's health benefit plans for up to two years, receipt of amounts in which the officer is vested or otherwise entitled to receive pursuant to any plan maintained by the Company, plus payment of certain bonuses and long term compensation awards held by the officer at the date of termination. As part of the agreements, Mr. Heneghan and Mr. Paul agreed to certain confidentiality, non-competition, and non-solicitation provisions.

     In January 2003, the Company entered into deferred bonus agreements with Mr. Dougherty, Mr. Pottle, Ms. Tanenhaus and Mr. Waters that proved 2 payments of $50,000 in January and August 2003 and a third payment of $50,000 in August 2004. If the Company terminates Mr. Dougherty, Mr. Pottle, Ms. Tanenhaus and Mr. Waters without cause prior to August 2005, any remaining portion of the bonus will be payable immediately. The deferred bonus agreements obligate Mr. Dougherty, Mr. Pottle, Ms. Tanenhaus and Mr. Waters to certain confidentiality, non-competition and non-solicitation provisions and to repay portions of the bonus if they voluntarily terminate employment with the Company prior to August 1, 2005.

     The Company entered into an employment agreement with Mr. John F. Welch that runs from June 30, 2003 date of hire until December 31, 2005. The agreement provides for a minimum annual base salary of $400,000. Mr. Welch received a signing bonus of $200,000 payable in three installments, assuming he remains employed with the Company: $100,000 was paid on August 1, 2003, $50,000 was paid on June 20, 2004, the first anniversary of the contract and $50,000 will be payable on June 30, 2005, the second anniversary of the contract. In addition Mr. Welch was paid an additional bonus of $200,000 on March 5, 2004. Mr. Welch also is entitled to an annual incentive bonus (up to 150% of his base salary) contingent on achievement of performance criteria approved by the Compensation Committee, and participation in long term incentive programs for key executives adopted by the Compensation Committee of the Board equivalent to 50 to 100 percent of his base salary. In recognition of the additional bonus payment, Mr. Welch was not paid an annual incentive bonus for 2003. In addition, under the agreement, Mr. Welch is eligible to participate in the Company's stock option plan and received 50,000 stock options on June 30, 2003 and 18,600 on November 11, 2003. These options vest in equal amounts over a four-year period commencing on June 30, 2004 and on November 11, 2004 respectively. Mr. Welch also is eligible to participate in the Company's benefit programs. The agreement provides for a severance benefit if his employment is terminated without cause by the Company or by Mr. Welch for good reason contingent upon Mr. Welch's continuing compliance with the non competition, non-solicitation and confidentiality provisions of the agreement. The severance benefit for termination for good reason or without cause consists of an amount equal to Mr. Welch's then base compensation prorated through the end of the contract term, December 31, 2005, but in no event less than twelve months and certain bonuses and long term compensation awards held by him at the date of termination as well as continuation in the Company's health benefit plans through December 31, 2005. In addition, the agreement also contains a severance benefit consisting of payment of one year of Mr. Welch's then annual base salary, continuation in the Company's health benefit plans for one year and certain bonuses and long term compensation awards held by him at the date of termination if the Company fails to extend the agreement.

                             AUDIT COMMITTEE REPORT

     The Audit Committee serves as an independent and objective party to:

     - monitor the Company's financial reporting process and internal control system;

     - retain and review and appraise the audit efforts of the Company's independent registered public accounting firm and internal auditors;

     - facilitate communications between the party's involved in the audit process; and

     - review and appraise the fairness of related party transactions.

     - monitor and review corporate governance and adherence to NYSE listing standards.

     The Audit Committee is composed of four non-employee directors, each of whom is "independent" as required by applicable listing standards of the New York Stock Exchange. The Audit Committee also anonymously completed a self evaluation of its performance and discussed the responses at a February 24, 2005 telephonic committee meeting.

     The Audit Committee met thirteen times in 2004. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and Deloitte & Touche LLP ("Deloitte & Touche"), the Company's independent registered public accounting firm. The Audit Committee discussed with the Company's internal and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent registered public accounting firm, with and without management present, to discuss the results of their examination and their evaluations of the Company's internal controls and consolidated financial statements. The Committee reviewed the Company's internal controls and, consistent with Section 302 of the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, met with management and the auditors prior to the filing of officers' certifications required by that statute to receive any information concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and
(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Audit Committee also met separately with management and internal auditors to discuss the performance of Deloitte & Touche.

     In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the standard adopted or referenced by the Public Company Accounting Oversight Board ("PCAOB") including the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by PCAOB and/or Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Committee has discussed with the independent registered public accounting firm the registered public accounting firm independence.

     Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 to be filed with the Securities and Exchange Commission and determined that the provision of non-audit services by Deloitte & Touche LLP to the Company in 2004 was compatible with maintaining the independence of Deloitte & Touche LLP in its audit of the Company.

                        SUBMITTED BY THE AUDIT COMMITTEE
                      OF THE COMPANY'S BOARD OF DIRECTORS

                                Philip H. Britt
                                Robert Tinstman
                                 Adrian Tocklin
                          Roy E. Posner (Chairperson)

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     During the fiscal year ended December 31, 2004:

     None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

     None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000;

     All of the members of the Compensation Committee are independent as required by the applicable listing standard of the New York Stock Exchange.

     None of the executive officers of the Company served as a director, generally, or was a member of the Compensation Committee (or another Board committee with similar functions) of any entity where one of that entity's executive officers served on the Company's Compensation Committee or otherwise served as a director on the Board;

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee met 4 times in 2004.

     The compensation policy of the Company for its executive officers (including those named in the Summary Compensation Table) has been to pay base salaries, annual bonuses, and long term incentives that are both competitive and recognize the accomplishment of the Company's stated goals of building a financial services business focusing on surety, fidelity and other related products.

     With respect to Mr. Welch's compensation as reported for the year ended December 31, 2004, in addition to base salary compensation he was paid an additional bonus of $200,000 on March 5, 2004, as stipulated by his employment contract. He also was granted stock options as part of his employment agreement on his first day of employment and as part of the Company's Long Term Incentive Program, At December 31, 2004, granted options were as follows: received 50,000 stock options (at $9.85 per share) on June 30, 2003 (the "Start-up Grant"), 18,600 (at $9.42 per share) on November 11, 2003 (the "November 2003 Grant"), and 29,700 (at $12.06 per share) on November 9, 2004 (the "November 2004 Grant"). These options vest in equal amounts over a four-year period commencing on June 30, 2004,, November 11, 2004, and November 9, 2005 respectively. 12,500 stock options of the Start-up Grant vested on June 30, 2004 and 4,650 of the options from November 2003 Grant vested on November 11, 2004. The Committee evaluated and then established Mr. Welch's salary, signing bonus and other benefits based upon industry data, information on other public companies, Mr. Welch's industry experience and expertise as well as the expected performance of the Company. Compensation payable to other executive officers included a mix of base salary, incentive bonuses and stock option grants.

     Annual incentive bonuses for other executive officers are also based, in part, on attainment of certain enterprise-wide financial goals (including the Company's GAAP combined ratio and amount of gross written premium), as well as, personal goals and shared goals related to that portion of the Company's business for which such executive officer is primarily responsible.

     It is the policy of the Company to structure its compensation in a manner which will avoid the limitations imposed by the Omnibus Budget Reconciliation Act of 1993 on the deductibility of executive compensation under Section 162 (m) of the Internal Revenue Code of 1986, as amended, to the extent it can reasonably do so consistent with its goal of retaining and motivating its executives in a cost effective manner.

                    SUBMITTED BY THE COMPENSATION COMMITTEE
                      OF THE COMPANY'S BOARD OF DIRECTORS

                                Philip H. Britt
                                   Roy Posner
                                Robert Tinstman
                               Adrian M. Tocklin

                               PERFORMANCE GRAPH

     Below is a graph comparing total shareholder return on the Company's Common Stock over the period from December 31, 1999 through December 31, 2004 with a broad equity market index, the S&P 500, and a published industry index, the S&P Property and Casualty Insurance Index, as required by the rules of the SEC.

                                  (LINE GRAPH)

-------------------------------------------------------------------------------------------------------
                       12/31/1999   12/31/2000    12/31/2001    12/31/2002    12/31/2003    12/31/2004
-------------------------------------------------------------------------------------------------------
 CNA SURETY
   CORPORATION           100.00       109.62        119.23         60.38         73.15        102.69
-------------------------------------------------------------------------------------------------------
 S&P 500 INDEX           100.00        89.86         78.14         59.88         75.68         82.49
-------------------------------------------------------------------------------------------------------
 PROPERTY-CASUALTY
   INSURANCE             100.00       152.55        137.98        120.69        149.60        162.11
-------------------------------------------------------------------------------------------------------

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth, except as noted, certain information with respect to each person or entity who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock as well as each director of the Company, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group. Information in the table of security ownership of certain beneficial owners and the table of security ownership of management below is based upon reports filed with the SEC on or before March 2, 2005 pursuant to
Section 13(d) and 16(a) under the Securities Exchange Act of 1934 and other written representations received by the Company with respect to the persons and entities named in those tables. Beneficial ownership is defined for this purpose, as the sole or shared power to vote, or to direct the disposition of the Common Stock. Unless otherwise noted the persons in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them:

                           CERTAIN BENEFICIAL OWNERS

NAME AND ADDRESS OF                                             AMOUNT OF NATURE
BENEFICIAL OWNER                                           OF BENEFICIAL OWNERSHIP(1)   PERCENT OF CLASS
-------------------                                        --------------------------   ----------------
Continental Casualty Company and Affiliates..............          27,425,147                63.8%
  CNA Center
  Chicago, IL 60685
Citigroup Global Markets Holdings, Inc. .................           2,376,173                 5.5%

---------------

(1) The number of shares of the Company's Common Stock indicated as beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

                                   MANAGEMENT

                                                                     SHARES UPON
NAME OF                          SHARES OF         DEFERRED          EXERCISE OF                     PERCENT OF
BENEFICIAL OWNER              COMMON STOCK(3)   STOCK UNITS(1)   STOCK OPTIONS(2)(3)   TOTAL(2)(3)     CLASS
----------------              ---------------   --------------   -------------------   -----------   ----------
Philip H. Britt.............       3,097             9,919                  --            13,016          *
Roy E. Posner...............         250             1,458                  --             1,708          *
Adrian M. Tocklin...........       1,000                --                  --             1,000          *
Ken Miller..................          --             3,702                  --             3,702          *
Michael A. Dougherty........       3,900                --              61,729            65,629          *
John F. Welch...............          --                --              17,150            17,150          *
Enid Tanenhaus..............         200                --              14,925            15,125          *
John F. Corcoran............          --                --               3,025             3,025          *
Thomas A. Pottle............       1,300                --              63,750            65,050          *
Douglas W. Hinkle...........           0                 0                   0                 0          *
Lori S. Komstadius..........           0                 0                   0                 0          *
James R. Lewis..............           0                 0                   0                 0          *
Robert A. Tinstman..........           0                 0                   0                 0          *
All directors and executive
  officers as a group (13
  persons) including the
  above-named persons.......       9,747            15,079             160,579           185,405        0.4%

---------------

 *  Less than 1%

(1) In January, 1998, the Company established the CNA Surety Corporation Non-Employee Directors' Deferred Compensation Plan. Under this plan, each director who is not a full-time employee of the Company or any of its affiliates may defer all or a portion of the annual retainer fee that would otherwise be paid to such director. The deferral amount will be deemed vested in Common Stock Units equal to the deferred fees divided by the fair market value of the Company's Common Stock as of each quarterly meeting. The Committee voted to eliminate the Non-Employee Director Compensation Plan effective January 1, 2005.

(2) Represents beneficial ownership of shares that may be acquired by the exercise of stock options, which are currently exercisable or exercisable within sixty days of the date of this table.

(3) The amounts of the Company's Common Stock and stock options beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

                      EQUITY COMPENSATION PLAN INFORMATION

                                        NUMBER OF SECURITIES
                                         TO BE ISSUED UPON      WEIGHTED-AVERAGE       NUMBER OF SECURITIES
                                            EXERCISE OF         EXERCISE PRICE OF     REMAINING AVAILABLE FOR
                                        OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS     FUTURE ISSUANCE UNDER
PLAN CATEGORY                           WARRANTS AND RIGHTS    WARRANTS AND RIGHTS   EQUITY COMPENSATION PLANS
-------------                           --------------------   -------------------   -------------------------
Equity compensation plans approved
  by security holders...............         1,699,241               $12.09                    741,502
Equity compensation plans not
  approved by security holders......
                                             ---------               ------                  ---------
Total...............................         1,699,241               $12.09                    741,502
                                             =========               ======                  =========

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED PARTY REINSURANCE

     Intercompany reinsurance agreements together with the Services and Indemnity Agreement that are described below provide for the transfer of the surety business written by Continental Casualty Company ("CCC") and CIC to Western Surety Company ("Western Surety"). All these Agreements originally were entered into on September 30, 1997 (the "Merger Date"): (i) the Surety Quota Share Treaty (the "Quota Share Treaty"); (ii) the Aggregate Stop Loss Reinsurance Contract (the "Stop Loss Contract"); and (iii) the Surety Excess of Loss Reinsurance Contract (the "Excess of Loss Contract"). All have expired; some have been renewed on different terms as described below.

     Reinsurance agreements together with the Services and Indemnity Agreement that are described below provide for the transfer of the surety business written by CCC and CIC to Western Surety. All of these agreements originally were entered into on September 30, 1997 (the "Merger Date"): (i) the Surety Quota Share Treaty (the "Quota Share Treaty"); (ii) the Aggregate Stop Loss Reinsurance Contract (the "Stop Loss Contract"); and (iii) the Surety Excess of Loss Reinsurance Contract (the "Excess of Loss Contract"). All of these contracts have expired. Some have been renewed on different terms as described below.

     The Services and Indemnity Agreement provides the Company's insurance subsidiaries with the authority to perform various administrative, management, underwriting and claim functions in order to conduct the business of CCC and CIC and to be reimbursed by CCC for services rendered. In consideration for providing the foregoing services, CCC has agreed to pay Western Surety a quarterly fee of $50,000. This agreement was renewed on January 1, 2004 and is annually renewable thereafter. There was no amount due to the CNA Surety insurance subsidiaries as of December 31, 2004.

     Through the Quota Share Treaty, CCC and CIC transfer to Western Surety all surety business written or renewed by CCC and CIC after the Merger Date. CCC and CIC transfer the related liabilities of such business and pay to Western Surety an amount in cash equal to CCC's and CIC's net written premiums written on all such business, minus a quarterly ceding commission to be retained by CCC and CIC equal to $50,000 plus 28% of net written premiums written on such business.

     Under the terms of the Quota Share Treaty, CCC has guaranteed the loss and loss adjustment expense reserves transferred to Western Surety as of September 30, 1997 by agreeing to pay Western Surety, within 30 days following the end of each calendar quarter, the amount of any adverse development on such reserves, as re-estimated as of the end of such calendar quarter. There has been no adverse reserve development for the period from September 30, 1997 (date of inception) through December 31, 2004. The Quota Share Treaty had an original term of five years from the Merger Date and was renewed on October 1, 2002 on substantially the same terms with an expiration date of December 31, 2003. The Quota Share Treaty was again renewed on January 1, 2004 on substantially the same terms with an expiration date of December 31, 2004; and is annually renewable thereafter. The ceding commission paid to CCC and CIC by Western Surety remained at 28% of net written premiums and contemplates an approximate 4% override commission for fronting fees to CCC and CIC on their actual direct acquisition costs.

     The Stop Loss Contract terminated on December 31, 2000 and was not renewed. The Stop Loss Contract protected the insurance subsidiaries from adverse loss experience on certain business underwritten after the Merger Date. The Stop Loss Contract between the insurance subsidiaries and CCC limited the insurance subsidiaries' prospective net loss ratios with respect to certain accounts and lines of insured business for three full accident years following the Merger Date.

     In the event the insurance subsidiaries' accident year net loss ratio exceeded 24% in any of the accident years 1997 through 2000 on certain insured accounts (the "Loss Ratio Cap"), the Stop Loss Contract requires CCC at the end of each calendar quarter following the Merger Date, to pay to the insurance subsidiaries a dollar amount equal to (i) the amount, if any, by which their actual accident year net loss ratio exceeds the applicable Loss Ratio Cap, multiplied by (ii) the applicable net earned premiums. In consideration for the coverage provided by the Stop Loss Contract, the insurance subsidiaries paid to CCC an annual premium of

$20,000. The CNA Surety insurance subsidiaries have paid CCC all required annual premiums. As of December 31, 2004, the Company had billed and received $54.9 million under the Stop Loss Contract, of which $29.9 million was received in 2004.

     The Excess of Loss Contract provided the insurance subsidiaries of CNA Surety with the capacity to underwrite large surety bond exposures by providing reinsurance support from CCC. The Excess of Loss Contract provided $75 million of coverage for losses in excess of the $60 million per principal. Subsequent to the Merger Date, the Company entered into a second excess of loss contract with CCC ("Second Excess of Loss Contract"). The Second Excess of Loss Contract provided unlimited coverage for principal losses that exceed the foregoing coverage of $75 million per principal provided by the Excess of Loss Contract, or aggregate losses per principal in excess of $135 million. In consideration for the reinsurance coverage provided by the Excess of Loss Contracts, the insurance subsidiaries paid to CCC, on a quarterly basis, a premium equal to 1% of the net written premiums applicable to the Excess of Loss Contract, subject to a minimum premium of $20,000 and $5,000 per quarter under the Excess of Loss Contract and Second Excess of Loss Contract, respectively. The two Excess of Loss Contracts collectively provided coverage for losses discovered on surety bonds in force as of the Merger Date and for losses discovered on new and renewal business written during the term of the Excess of Loss Contracts. Both Excess of Loss Contracts commenced following the Merger Date and continued until September 30, 2002. The discovery period for losses covered by the Excess of Loss Contracts extends until September 30, 2006.

     Effective October 1, 2002, the Company secured replacement excess of loss protection from CCC for per principal losses that exceed $60 million in two parts -- a) $40 million excess of $60 million and b) $50 million excess of $100 million. In addition to the foregoing structural changes in its high layer excess of loss reinsurance programs, the cost for these protections increased significantly as compared to the cost of the two previous Excess of Loss Contracts. The $40 million excess of $60 million contract is for a three year term beginning October 1, 2002 and provides annual aggregate coverage of $80 million and $120 million aggregate coverage for the entire three year term.

     Effective October 1, 2003, the Company entered into a $3 million excess of $12 million contract with CCC. The reinsurance premium for the coverage provided by the $3 million excess of $12 million contract was $0.3 million plus, if applicable, additional premiums based on paid losses. The contract provided for aggregate coverage of $12 million. This contract effectively lowered the Company's net retention per principal for the remainder of 2003 to $12 million plus a 5% co-participation in the $45 million layer of excess reinsurance with third party reinsurers. This contract was to expire on December 31, 2004.

     Effective January 1, 2004, the Company obtained replacement coverage from third party reinsurers as part of the 2004 Excess of Loss Treaty. Accordingly, the $40 million excess of $60 million contract with CCC was commuted effective January 1, 2004. As part of this commutation, the Company has received a commutation payment of $10.9 million from CCC. As of December 31, 2003 the full amount of the commutation payment had been recognized as a receivable.

     The Company and CCC entered into a new $40 million excess of $60 million reinsurance contract providing coverage exclusively for the one large national contractor that is excluded from the Company's third party reinsurance. This contract is effective from January 1, 2004 to December 31, 2004. The premium for this contract is $3.0 million plus an additional premium of $6 million if a loss is ceded under this contract. The reinsurance premium for the coverage provided by the $50 million excess of $100 million contract was $6.0 million. This contract expired on December 31, 2003.

     The Company and CCC entered into a new $50 million excess of $100 million contract for the period of January 1, 2004 to December 31, 2004. The premium for this contract is $6.0 million plus an additional premium of $14 million if a loss is ceded under this contract.

     As of December 31, 2004 and December 31, 2003, CNA Surety had an insurance receivable balance from CCC and CIC of $16.4 million and $71.1 million. CNA Surety had reinsurance payables to CCC and CIC of $0.3 million as of December 31, 2004. CNA Surety had no reinsurance payables to CCC and CIC as of December 31, 2003.

LARGE NATIONAL CONTRACTOR

     The Company has provided significant surety bond protection guaranteeing projects undertaken by the large national contract principal that is excluded from the Company's third party insurance. The related party reinsurance available to the Company for this principal and the credit extended to the principal by affiliates of the Company are described below.

REINSURANCE

     If the Company should suffer any losses that are discovered prior to September 30, 2006 arising from bonds issued to the large national contractor with effective dates of September 30, 2002 and prior, the Company would retain the first $60 million of losses on bonds written, and CCC would incur 100% of losses above $60 million pursuant to the extended discovery provisions of the two Excess of Loss treaties that expired on September 30, 2002. Any losses discovered after September 30, 2006 on bonds with effective dates of September 30, 2002 and prior would be covered up to $150 million pursuant to the $50 million excess of $100 million contract with CCC described above and a twelve month contract with CCC effective January 1, 2005 that provides $40 million excess of $60 million reinsurance coverage exclusively for the large national contractor.

     For bonds that the Company has written after September 30, 2002, in addition to the coverage provided by excess of loss reinsurance treaties described above ($40 million excess of $60 million and $50 million excess of $100 million) the Company and CCC have entered into facultative reinsurance in connection with larger bonds. The Company's exposure on bonds written from October 1, 2002 through October 31, 2003 was limited to $20 million per bond. For bonds written subsequent to November 1, 2003 through December 31, 2004, the Company's exposure is limited to $14.7 million per bond. For bonds the Company may write in 2005, the Company's exposure will be limited to 10% of its statutory surplus.

CNAF CREDIT FACILITY

     Commencing in 2003, CNAF has provided loans through a credit facility in order to help the large national contractor meet its liquidity needs and complete projects which had been bonded by CNA Surety. In December of 2004, the credit facility was amended to increase the maximum available loans to $106 million from $86 million at December 31, 2003. The amendment also provides that CNAF may in its sole discretion further increase the amounts available for loans under the credit facility, up to an aggregate maximum of $126 million. As of December 31, 2004 and 2003, $99 million and $80 million had been advanced under the credit facility. Loews, through a participation agreement with CNAF, provided funds for and owned a participation of $29 million and $26 million of the loans outstanding as of December 31, 2004 and 2003, respectively, and has agreed to a participation of one-third of any additional loans which may be made above the original $86 million credit facility limit up to the $126 million maximum available line. Loans under the credit facility are secured by a pledge of substantially all of the assets of the contractor and certain of its affiliates. In connection with the credit facility, CNAF has also guaranteed or provided collateral for letters of credit which are charged against the maximum available line and, if drawn upon, would be treated as loans under the credit facility. As of December 31, 2004 and 2003, these guarantees and collateral obligations aggregated $13 million and $7 million.

     The contractor implemented a restructuring plan intended to reduce costs and improve cash flow, and appointed a chief restructuring officer to manage execution of the plan. In the course of addressing various expense, operational and strategic issues, however, the contractor has decided to substantially reduce the scope of its original business and to concentrate on those segments determined to be potentially profitable. As a consequence, operating cash flow, and in turn the capacity to service debt, has been reduced below previous levels. Restructuring plans have also been extended to accommodate these circumstances. In light of these developments, CNAF recorded an impairment charge of $56 million pretax ($36 million after-tax) for the fourth quarter of 2004, net of the participation by Loews, with respect to amounts loaned under the credit facility. Any draws under the credit facility beyond $106 million or further changes in the large national contractor's business plan or projections may necessitate further impairment charges. The Company intends to continue to provide surety bonds on behalf of the contractor during the restructuring period, subject to the contractor's initial and ongoing compliance with the Company's underwriting standards. Indemnification and subrogation rights, including rights to contract proceeds on construction projects in the event of default, exist that reduce CNA Surety's exposure to loss. While the Company believes that the contractor's restructuring efforts will be successful and provide sufficient cash flow for its operations, the contractor's failure to achieve its extended restructuring plan or perform its contractual obligations under the Company's surety bonds could have a material adverse effect on CNA Surety's results of operations, cash flow and equity. If such failures occur, the Company estimates that possible losses, net of indemnification and subrogation recoveries, but before recoveries under reinsurance contracts, to be approximately $200 million pretax. However, the related party reinsurance treaties discussed above should limit the Company's per principal loss exposure to approximately $60 million. After consideration of the additional premium due in the event of losses under the reinsurance treaties discussed above, the Company estimates that the financial statement impact of a failure by this contractor would be approximately $52 million after tax. The Company has had discussions with its insurance regulatory authorities regarding the level of bonds provided for this principal and will continue to keep the insurance regulators informed of its ongoing exposure to this account.

OTHER RELATED PARTY TRANSACTIONS

     Effective January 1, 2001, CNA Surety renewed an Administrative Services Agreement with CCC. The agreement allows the Company to purchase and/or have access to certain services provided by CNAF. The Company will also pay CNAF a management fee for its proportionate share of administrative and overhead costs incurred in supporting the services provided pursuant to this agreement. The management fee for the year 2005 is $1.9 million that shall be paid by CNA Surety to CNAF in equal monthly installments by the last day of each month. The amounts paid were $1.8 million, $1.7 million, and $1.6 million for 2004, 2003, and 2002, respectively. The management fee shall be increased as of January 1, the "adjustment date", of each year this Administrative Services Agreement is in force by the greater of 5% or the amount of the increase in the Consumer Price Index for All Urban Consumers for the Chicago, Illinois area as reported by the Bureau of Labor Statistics for the 12 month period immediately preceding the adjustment date. The agreement was amended in 2003 to allow CCC to purchase services from the Company. In 2004 and 2003, CCC paid the Company $0.5 million for services in connection with licensing and appointing CCC's insurance producers as required by state insurance laws. This agreement shall be effective so long as CNAF or their affiliates or shareholders shall continue to own a majority interest in CNA Surety. This agreement may be terminated by either party upon the provision of 30 days prior notice of such termination to the other party. The Company was charged $7.4 million, $6.1 million, and $5.2 million for the years ended December 31, 2004, 2003 and 2002, respectively, for rents and services provided under the Administrative Services Agreement. In addition, the Company was charged $0.8 million, $1.4 million and $1.0 million for direct costs incurred by CCC on the Company's behalf during 2004, 2003 and 2002, respectively. The Company had no payable balance to CCC related to the Administrative Services Agreement as of December 31, 2004.

     Western Surety has entered into a series of business transactions with entities in which an affiliate of CCC has an interest. The first series involves five separate real estate residual value insurance policies issued by R.V.I. America Insurance Company ("RVI I America") reinsured by Western Surety through the Quota Share Treaty. RVI America is a wholly owned subsidiary of R.V.I. America Corporation, which is a wholly owned subsidiary of R.V.I. Guaranty Company Ltd. of Bermuda ("RVI Bermuda"), an unconsolidated affiliate of CCC. The transactions involve policies with limits totaling approximately $11.5 million. CCC is reinsuring the full extent of RVI America's exposure on the policies. Pursuant to the Quota Share Treaty, Western Surety is, in turn, reinsuring all of CCC's exposures on the policies. Western Surety is reinsuring all of its exposure on the policies with RVI-Bermuda, a non-admitted reinsurer. The policy limits range from $1,665,077 to $2,954,164 with an average policy limit of approximately $2.3 million and total limits of all policies of $11,539,510. Net premium amounts retained in 2000 relative to these reinsurance transactions totaled $519,278 as follows: RVI America, $51,928; CCC, $130,858; Western Surety, $67,298; and RVI Bermuda, $269,194.

     In addition from time to time Western Surety provided surety bonds guaranteeing insurance payments of certain companies to CCC and its affiliates under retrospectively rated insurance policies underwritten by CCC and its affiliates. Under the terms of these bonds, referred to as insurance program bonds, if the principal, the insured company, failed to make required a required premium payment, CCC and its affiliates would have a claim against the Company under the bond. The Company now has a policy not to issue such bonds to companies insured by CCC and its affiliates. The last such bond was written in 2001 and currently bonds with $13.9 million of total penal sums remain as of December 31, 2004.

     Western Surety from time to time provides license and permit bonds and appeal bonds to CCC and its affiliates and to clients of CCC and its affiliates. Under procedures established by the Audit Committee, the Company may issue appeal bonds for CCC and its affiliates and their clients with penal sums of $10 million or less without prior Audit Committee approval as long as those bonds meet the Company's normal underwriting standards, the rates charged are market rates and that the Company has received the indemnity of CCC. Bonds greater than $10 million require the prior approval of the Audit Committee. As of December 31, 2004, the total amount of the outstanding appeal and license and permit bonds written on behalf of CCC and its affiliates was approximately $65.3 million, which was comprised of 42 bonds. Western Surety has entered into indemnity agreements with CCC and its affiliates indemnifying Western Surety for any loss arising from the issuance of appeal bonds for CCC and its affiliates. The premium for these bonds was approximately $503,000 in 2004 and $440,000 in 2003.

                   RATIFICATION OF APPOINTMENT OF INDEPENDENT
                       REGISTERED PUBLIC ACCOUNTING FIRM
                                  (PROPOSAL 2)

     The Audit Committee has selected Deloitte & Touche LLP, independent registered public accounting firm, to audit the financial statements of the Company for the 2005 fiscal year. Deloitte & Touche LLP has audited the Company's financial statements as of and for the years ended December 31, 1999, 2000, 2001, 2002, 2003 and 2004. A representative of Deloitte & Touche LLP will be present at the meeting and be available to respond to appropriate questions. A description of the fees paid to Deloitte & Touche LLP in fiscal 2004 is described below.

     At the Annual Meeting, if a quorum is present, the vote of holders of a majority of the Company's Common Stock having the power to vote held by shareholders present in person or represented by proxy shall ratify the appointment, by the Board of Directors, of Deloitte & Touche LLP as the Company's independent registered public accounting firm. It is the present intention of the Company's Proxy Agents to vote at the Annual Meeting the proxies which have been duly executed, dated and delivered and which have not been revoked in accordance with the instructions set forth thereon or if no instruction had been given or indicated, for the ratification the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

     For the years ended December 31, 2004 and 2003, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte"), which includes Deloitte Consulting.

AUDIT FEES

     The aggregate fees billed for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2004 and 2003 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q were $1,076,934 and $942,234, respectively.

AUDIT-RELATED FEES

     The aggregate fees billed for Audit-Related services for the fiscal years ended December 31, 2004 and 2003 were $79,044 and $141,193, respectively. These fees generally include fees for consents and comfort letters, audits of the Company's employee benefit plans, accounting consultations, Sarbanes Oxley Act Section 404 advisory services, and SEC related matters.

TAX FEES

     None.

ALL OTHER FEES

     None.

     The Audit Committee has established a pre-approval policy with regard to audit, audit-related and certain non-audit engagements by the Company of its independent registered public accounting firm. Under this policy, the Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte must be separately pre-approved by the Audit Committee. The Audit Committee has also designated the Chairperson of the Committee as having authority to pre-approve such engagements as allowed by the policy, subject to reporting on such pre-approvals to the Committee at its next scheduled meeting.

     THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE SHAREHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO CHOICE SPECIFICATION IS MADE, SHARES WILL BE VOTED "FOR" RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

                SHAREHOLDERS' PROPOSALS FOR 2006 ANNUAL MEETING

     Under the rules of the SEC, the Company is required to disclose the deadline for submitting shareholder proposals for inclusion in the Company's proxy statement and form of proxy for the Company's next annual meeting, calculated in the manner provided by the rule of the SEC and the date after which notice of a proposal submitted outside the processes of the rule of the SEC is considered untimely. Under the calculation provided by the rule of the SEC, a proposal submitted by a shareholder for the 2006 Annual Meeting of Shareholders of the Company must be received by the Secretary of the Company, CNA Center, Chicago, Illinois 60685, by November 11, 2005, in order to be eligible to be included in the Company's proxy statement for that meeting. Under the Company's By-Laws, to be timely, a shareholder's notice of a shareholder proposal submitted outside the process for inclusion in the proxy statement must be delivered to, or mailed and received at, the principal executive offices of the Company, not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty-five (65) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the fifteenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

                                 OTHER MATTERS

     The Company knows of no business, which will be presented at the Annual Meeting other than the election of Directors to the Board, and the ratification of the Company's independent auditors. However, if other matters properly come before the meeting, it is the intention of the Proxy Agents to vote upon such matters in accordance with their good judgment in such matters.

                                          By Order of the Board of Directors

                                          ENID TANENHAUS
                                          Secretary

                                  DETACH HERE                             ZCNU42

                                     PROXY

                             CNA SURETY CORPORATION


                                   CNA PLAZA
                                 333 S. WABASH
                            CHICAGO, ILLINOIS 60685
                                 (312) 822-5000
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               ON APRIL 26, 2005

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CNA Surety Corporation (the "Company") will be held at CNA Plaza, 13 South, 333
S. Wabash, Chicago, IL 60685 on Tuesday, April 26, 2005, at 9:00 a.m. CDT.

     The Board of Directors has fixed the close of business on March 1, 2005, as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. You are cordially invited to attend the meeting. In the event you will be unable to attend, you are respectfully requested to fill in, date, sign and return the enclosed proxy at your earliest convenience in the enclosed envelope.


SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE
   SIDE                                                                  SIDE

CNA SURETY CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694


                              THIS IS YOUR PROXY.
                            YOUR VOTE IS IMPORTANT.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU CAN BE SURE YOUR SHARES ARE REPRESENTED AT THE MEETING BY PROMPTLY RETURNING YOUR PROXY (ATTACHED BELOW) IN THE ENCLOSED ENVELOPE. THANK YOU FOR YOUR ATTENTION TO THIS IMPORTANT MATTER.


                                 DETACH HERE                             ZCNU41

                                                                    |      CNU
                                                                    |
                                                                    ------
      PLEASE MARK
/X/   VOTES AS IN
      THIS EXAMPLE.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC DIRECTIONS BELOW. IF THE PROXY IS SIGNED AND RETURNED WITHOUT SUCH DIRECTIONS, IT WILL BE VOTED FOR ALL PROPOSALS.

1. Election of Directors.

NOMINEES: (01) Philip H. Britt, (02) Roy E. Posner, (03) Adrian M. Tocklin,
(04) James R. Lewis (05) Lori Komstadius, (06) Robert Tinstman,
(07) John F. Welch.

  FOR     / /           WITHHELD     / /
  ALL     / /           FROM ALL     / /
NOMINEES  / /           NOMINEES     / /

/ / ___________________________________
For all nominees except as written above


                                                             FOR AGAINST ABSTAIN
2. To ratify the Board of Directors' appointment of the      / /   / /     / /
   Company's independent auditors, Deloitte & Touche LLP for fiscal year 2005.


3. To transact such other business as may properly come before the meeting or any adjournment thereof.


   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT         / /

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE POSTPAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

Please sign exactly as name appears hereon. Executors, Administrators, Trustees, etc. should so indicate when signing. Joint owners should each sign.

Signature: _______________ Date:_______ Signature: _______________ Date:_______